                                                                EXHIBIT 23(h)(1)


                            ADMINISTRATION AGREEMENT

      THIS AGREEMENT is made as of this 20th day of September, 2001, by and between Causeway Capital Management Trust, a Delaware business trust (the "Trust"), and SEI Investments Mutual Funds Services (the "Administrator"), a Delaware business trust.

      WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of the series portfolios set forth on Schedule A attached hereto ("Portfolios"), each of which may consist of one or more classes of shares of beneficial interest ("Shares"); and

      WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide, administrative and accounting services to such Portfolios of the Trust as listed on Schedule B attached hereto, and made a part of this Agreement, on the terms and conditions hereinafter set forth herein;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

      ARTICLE 1. Retention of the Administrator. The Trust hereby retains the Administrator to furnish the Portfolios with accounting and administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor.

      ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform or supervise the performance by others of the accounting and administrative services set forth in Schedule B hereto. The Administrator shall provide the Trust with all necessary office space, equipment, personnel, compensation and facilities (including facilities for shareholders' and Trustees' meetings) for providing such services. The Administrator may sub-contract with third parties to perform certain of the services to be performed by the Administrator hereunder; provided, however, that the Administrator shall remain principally responsible to the Trust for the acts and omissions of such other entities. In meeting its duties hereunder, the Administrator shall have the general authority to do all acts deemed in the Administrator's good faith belief to be necessary and proper to perform its obligations under this Agreement.

      ARTICLE 3. Allocation of Charges and Expenses.

      (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust (other than any affiliated person of the Administrator) retained by the Trustees of the Trust to perform services on behalf of the Trust.


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      (B) Fund Expenses. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Trustees' meetings, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Trust. The Trust shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges, and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties. Notwithstanding the foregoing, under no circumstances shall the Administrator be entitled to reimbursement for travel and lodging expenses incurred by its officers and employees in connection with attendance at meetings of the Trust's Board of Trustees.

      ARTICLE 4. Compensation of the Administrator. The Trust shall pay to the Administrator compensation at the annual rate specified in Schedule C to this Agreement until this Agreement is terminated in accordance with Article 6. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

      ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. (As used in this Article 5, the term "Administrator" shall include Trustees, officers, employees and other agents of the Administrator as well as that entity itself.) Under no circumstances shall the Administrator be liable to the Trust for consequential, indirect or punitive damages. Under no circumstances shall the Administrator's liability with respect to any event giving rise to a claim under this Agreement exceed the greater of (i) $750,000 or (ii) the aggregate amount paid by the Trust to the Administrator as fees during the 12 months prior to the event giving rise to the claim.

      So long as the Administrator, or its agents, acts without willful misfeasance, bad faith or negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees


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and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Administrator in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      The indemnification rights of the Administrator hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited upon receipt of an undertaking by the Administrator to repay such amounts if it shall ultimately be determined that the Administrator is not entitled to be indemnified by the Trust hereunder. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or hold the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust, but failure to do so shall not affect the rights hereunder unless such failure has a material adverse effect on the Trust's ability to defend the claim. In no event and under no circumstances shall the Administrator be liable to anyone, including, without limitation, the Trust, for consequential, indirect or punitive damages for any act or failure to act under any provision of this Agreement.

      The Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Trust and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Trust elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Trust does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

      The Administrator may apply to the Trust at any time for instructions and may consult legal counsel for the Trust or its own legal counsel or accountants and other experts with respect to any matter arising in connection with the Administrator's duties. The Administrator shall not be liable or accountable hereunder for any action taken or omitted by it in good faith in accordance with instructions from the Trust or with the opinion of legal counsel to the Trust, or legal counsel, accountants or other experts chosen by the Administrator and reasonably acceptable to the Trust.

      Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

      Nothing herein shall make the Administrator liable for the performance or omissions of unaffiliated third parties not under the Administrator's reasonable control such as, by way of


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example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services.

      ARTICLE 6. Indemnification of the Trust. So long as the Trust, or its agents, acts without willful misfeasance, bad faith or negligence in the performance of its duties, and without reckless disregard of its obligations and duties hereunder, the Administrator assumes full responsibility and shall indemnify the Trust and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of the Trust in carrying out its duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

      The indemnification rights of the Trust hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited upon receipt of an undertaking by the Trust to repay such amounts if it shall ultimately be determined that the Trust is not entitled to be indemnified by the Administrator hereunder. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the Administrator may be asked to indemnify or hold the Trust harmless, the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Trust will use all reasonable care to identify and notify the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Administrator, but failure to do so shall not affect the rights hereunder unless such failure has a material adverse effect on the Administrator's ability to defend the claim. In no event and under no circumstances shall the Trust be liable to anyone, including, without limitation, the Administrator, for consequential, indirect or punitive damages for any act or failure to act under any provision of this Agreement.

      The Administrator shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Administrator elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Administrator and satisfactory to the Trust, whose approval shall not be unreasonably withheld. In the event that the Administrator elects to assume the defense of any suit and retain counsel, the Trust shall bear the fees and expenses of any additional counsel retained by it. If the Administrator does not elect to assume the defense of a suit, it will reimburse the Trust for the reasonable fees and expenses of any counsel retained by the Trust.

      ARTICLE 7. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in Schedule C hereto and shall remain in effect for the full duration of the Initial Term and each Renewal Term, each as set forth in Schedule C, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on 90 days' prior written notice; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material failure by the other party to perform its responsibilities


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under this Agreement, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c) as to any Portfolio or the Trust, effective upon the liquidation of such Portfolio or the Trust, as the case may be. For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of the Trust or a Portfolio are sold or otherwise disposed of and proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

      ARTICLE 8. Activities of the Administrator. The services of the Administrator rendered to the Trust are not exclusive. The Administrator is free to render such services to others and to have other businesses and interests.

      ARTICLE 9. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Trust and its shareholders received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement; provided, however, that the Administrator may disclose such information as required by law or after prior notification to and approval in writing by the Trust, which approval may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings or penalties for failure to comply.

      ARTICLE 10. Certain Records. The Administrator shall maintain customary records, including any records required to be maintained by applicable law, in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

      In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.

      ARTICLE 11. Compliance With Governmental Rules and Regulations. The Administrator undertakes to comply in all material respects with applicable requirements of the 1933 Act, the 1934 Act, the 1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

      ARTICLE 12. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived


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only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

      ARTICLE 13. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

      ARTICLE 14. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

      ARTICLE 15. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, federal express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 11111 Santa Monica Boulevard; 15th Floor; Los Angeles, California 90025; Attention: President; and if to the Administrator at One Freedom Valley Drive, Oaks, Pennsylvania, 19456; Attention: General Counsel.

      ARTICLE 16. Force Majeure. No breach of any obligation of a party to this Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute; flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or breach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

      ARTICLE 17. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to the Trust, take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

      ARTICLE 18. Definitions of Certain Terms. The term "affiliated person," when used in this Agreement, shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

      ARTICLE 19. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any


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way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

      ARTICLE 20. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

      ARTICLE 21. Limitation of Liability. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Trust as trustees and not individually, and that all obligations of this Agreement are not binding upon any of the trustees, officers, agents or shareholders of any of the Portfolios or the Trust individually, but binding only upon the assets and property of the Portfolios or the Trust. No Portfolio shall be liable for any claims against any other Portfolio. Unless the context requires otherwise, every reference to the Trust shall be deemed to relate solely to the particular Portfolio to which the provision relates.

      ARTICLE 22. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

      ARTICLE 23. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

      ARTICLE 24. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.


CAUSEWAY CAPITAL MANAGEMENT TRUST


By: /s/ Turner Swan
Name: Turner Swan
Title: President; Secretary



SEI INVESTMENTS MUTUAL FUNDS SERVICES


By: /s/ William E. Zitelli
Name: William E. Zitelli
Title: Vice President



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                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF SEPTEMBER 20, 2001
                                     BETWEEN
                        CAUSEWAY CAPITAL MANAGEMENT TRUST
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES


                               List of Portfolios


Portfolios: This Agreement shall apply with respect to all Portfolios of the
            Trust, either now existing or in the future created. The following is a listing of the current Portfolios of the Trust:

            Causeway International Value Fund


CAUSEWAY CAPITAL MANAGEMENT TRUST        SEI INVESTMENTS MUTUAL FUNDS SERVICES



By: /s/ Turner Swan                       By: /s/ William E. Zitelli
   -------------------                       -----------------------
Name:  Turner Swan                           Name:  William E. Zitelli

Title: President and Secretary               Title: Vice President


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                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF SEPTEMBER 20, 2001
                                     BETWEEN
                        CAUSEWAY CAPITAL MANAGEMENT TRUST
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES


                                List of Services

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CASH PROCESSING

      Record Transfer Agent paid-in-capital activity using an automated Transfer Agent feed
      Reconcile shares and accruals with the Transfer Agent using automated Transfer Agent feed
      Resolve cash movement discrepancies
      Provide 5-day cash projections
      Track differences between accrual and actual cash received from custodian using an automated custodian feed
      Provide advisor with daily cash projection
      Provide one intra-day cash projection for money market advisors
      Reconcile security balances with custodian using an automated custodian feed
      Identify failed trades and notify custodian

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VALIDATION OF INCOME & EXPENSE ACCRUALS

      Track and validate amortization, accretion, interest, and dividend income for securities
      Modify expense accrual changes at least twice per year
      Process expense payments to service providers monthly as appropriate Process 12b-1 payments to service providers by 15th business day of each month
      Ensure income and expense categories are properly classified for reporting purposes
      Maintain book / tax differences off-line to assist in tax return preparation (where no special transactions are involved)

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INCOME & CAPITAL GAIN DISTRIBUTIONS

      Calculate and record income and capital gains as required by prospectus Provide distribution factors to Trust, advisor, and Transfer Agent Reconcile with Transfer Agent and resolve differences
      Coordinate estimated cash payments required for capital gains and dividends not reinvested

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SECURITY MASTER FILE & TRADE PROCESSING

      Maintain one security master file with all indicative data elements Receive automated feed of security trades not later than T+1 in SEI's standard format
      Enter same-day settlement trades on Trade Date (T).
      Validate trade information
      Maintain tax lot records according to a default selected by the advisor Record all mandatory corporate actions, validating income and adjustments Receive and record voluntary corporate actions
      Track international dividend reclaims
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FUND VALUATION

      Follow Board approved pricing and valuation policies that are currently supported by SEI
      Obtain security valuation quotes from reliable industry resources
      Obtain broker quotes for securities whose prices cannot be obtained from pricing vendors (up to 5% of holdings)
      Manage and respond to price challenges by advisor
      Investigate stale prices (3 business days for equity securities, 5 business days for fixed income securities)
      Check for trading halts on securities at market close
      Calculate weekly mark-to-market report for money market funds
      Validate prices that deviate from pre-established thresholds
      Calculate Net Asset Value (NAV) of each Portfolio and each class of shares Communicate NAVs to NASDAQ & Transfer Agent

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ACCOUNTING REPORTING

      Calculate and submit all required yields to clients and 3rd party reporting agencies
      Produce 6 standard reports:
            Daily Investment Overview, Schedule of Investments, Earned Income, Transactional Detail, NAV Impact, and Mark-to-Market Report

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THIRD PARTY REPORTING

      Distribute daily and monthly data feeds to 23 major third party reporting agencies
      Provide fund updates to third party reporting agencies as required Assist in resolution of errors reported by third party agencies.
      Provide feeds to SEI's Fund Reporting and to the Periphonics IVR system.

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PERFORMANCE REPORTING

      Provide 5 standard reports in electronic format (FTP or email):
            Daily Info, Blackbar, Indices Report, Lipper Rankings, Lipper Comparisons
      Provide plot points and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals)
      Provide conversion support
      Provide After-Tax Return Reporting

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FINANCIAL STATEMENT PREPARATION

      Create financial statement timeline, review with client, and manage deadlines
      Contact advisor to receive trades on trade date for financial statement (semi-annual & year end)
      Review "shell" financial statements (prior year numbers, new disclosures, etc.)
      Typeset through SEI-selected typesetter (currently Global Compliance Publishing)
      Identify non-income producing securities
      Send Schedule of Investments by 5th business day after end of period (advisor must comment by 12th business day)
      Incorporate advisor changes to Schedule of Investments and provide to printer by 13th business day
      Incorporate ROCSOP adjustments into financial statements
      Incorporate MD&A, graphs, etc. into draft financial statement
      Coordinate review with various departments (legal, tax, audit, etc.) and coordinate changes with printer
      Review "Blueline" and clear for print
      Complete N-SAR and file with the SEC
      Review and release EDGAR version of financial statement to SEC
--------------------------------------------------------------------------------


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TREASURY SERVICES

      Set expense assumptions and review preliminary budgets with clients Adjust budget assumptions and discuss with client quarterly
      Calculate monthly revenue by 5th business day of each month
      Generate 12b-1 Summary Reports
      Create quarterly dividend payment report
      Report on distribution plan expenditures
      Provide fee and expense data for Statement of Additional Information Complete expense section of prospectus
      Process payments to advisor, sub-advisor, and administrator by 4th business day of each month
      Calculate and make payments under shareholder servicing plan

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REGULATORY ASSISTANCE (COMPLIANCE)

      Compile reports for audits, where data resides only at SEI
      Assist with SEC inquiries or requests for information with respect to records retained or service provided by SEI
      Prepare and file EDGAR filings for semi-annual N-SAR and annual form 24f-2 File N-30Ds

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PORTFOLIO COMPLIANCE POST-TRADE (SECONDARY) CHECKS

      Conduct secondary, T+2 quantitative compliance checks on portfolios Update and maintain limitations tests
      Research potential portfolio deviations
      Provide advisors with notice of potential deviations
      Conduct quarterly IRS diversification tests (Subchapter M)

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COMPLIANCE TRAINING & CONSULTING

      Monitor regulatory developments and communicate material changes as needed Provide client with SEI's Compliance Manual

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TAX SERVICES

      Compute required capital gains distributions
      Prepare estimated capital gain distributions twice per year (fiscal year end and excise).
      Prepare federal and state tax returns for each RIC Portfolio
      Coordinate foreign tax credit notification to shareholders
      Prepare year-end 60-day notices
      Prepare year-end provision and tax footnotes
      Provide data for year end 1099 and supplemental tax letters
      Calculate reallocations of income and notify Transfer Agent
      Conduct required income qualification tests
      Apply for TIN / EINs to commence business of new RIC Portfolios
      Compute allocation of undistributed tax basis income to redeeming shareholders in accordance with the tax equalization methodology approved by the Advisor (if requested by the Advisor).

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FUND MANAGEMENT

      Respond to SEC inquiries
      Prepare board books
      Coordinate with fund's outside counsel on new policies and procedures Document portfolio compliance violations on a quarterly basis
      Provide advisors with quarterly "advisor checklist" with affiliated trades and authorized signers
      Attend board meetings as an interested party (one SEI representative).
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PRODUCE REGULATORY REPORTS

      Coordinate with fund's outside counsel on reviewing N-1As, prospectuses, supplements, and SAIs
      Provide plot points and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals, proxies)
      Prepare annual and semi-annual reports, 24f-2 documents, and N-SARs (for marketing & compliance purposes)
      Proof design layout and content of prospectuses, annual and semi-annual reports (for marketing & compliance purposes)
      Ensure design is consistent with branding and "look and feel" of other collateral materials
      Recommend number and types of prospectuses
      Assist in development of "wrappers" if required
      Manage production timeline to ensure distribution meets all required deadlines

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DISTRIBUTE REGULATORY REPORTS

      Determine print quantities for fund direct shareholders and ADP beneficial shareholders
      Request distribution quantities and marketing quantities from client contact
      Coordinate distribution instructions with print vendor
      Manage distribution process to all registered, beneficial, and omnibus shareholders for mailing up to 4 components.
      Manage distribution process to all other interested parties
      (broker/dealers, vendors, fulfillment warehouse, etc.)

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GENERAL LEGAL CONSULTING

      Respond to ad hoc legal requests, where expertise resides at SEI.
      Provide interpretations of significant new federal securities laws and regulations.
      Coordinate, as required, with fund's outside legal counsel. Coordinate Blue Sky filings and monitor Blue Sky compliance through ClearSky or other service provider.
      Negotiate and execute sub-distribution agreements with broker/dealers on behalf of Portfolios Coordinate and execute operational agreements (networking agreements, NSCC redemption agreements, etc.)
      Coordinate and execute 401(k) agreements and shareholder service agreements with various record-holders and other financial intermediaries Coordinate and execute service agreements with Supermarkets (Schwab, Fidelity, Jack White, etc.) and other financial intermediaries

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PROJECT MANAGEMENT

      Provide consulting and project planning / project management for new funds, products, share classes, or load structures
      Provide consulting and project planning / project management for launch of new fund families

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OPERATIONS SUPPORT / VENDOR MANAGEMENT

      Apply for CUSIPs when new Portfolios are opened
      Apply for NASDAQ ticker symbols and NASDAQ media listings
      Assist in resolving material "as of" trades
      Notify vendors of changes in products, policies, procedures
      Compile third party financier reports, if necessary (FEP funding, etc.)

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GENERAL BUSINESS CONSULTING

      Recommend opportunities for asset gathering or asset growth
      Identify best practices and suggest methods for improving internal efficiencies
      Conduct general business planning
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NASD REVIEW

      Review and approve all collateral fund marketing materials to ensure compliance with SEC & NASD advertising rules
      Conduct NASD filing of materials
      Respond to NASD comments on marketing materials
      Review and file Internet sites according to NASD policies
      Provide client with copy of SEI's SEC & NASD Marketing Materials Guidebook

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COORDINATE PRINT PRODUCTION FOR MARKETING MATERIALS

      Coordinate print production, to include suggesting preferred providers depending upon type of print job
      Provide vendor oversight if vendor is on preferred provider list Review and process invoices for printing services

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INVESTOR SERVICES

      Obtain toll free lines and call prompters for fund family
      Provide servicing team, consisting of NASD-licensed representatives, as well as Interactive Voice Response Support (VRU, described below) to handle investor service calls at the following service levels:
             Level One: 100 combined live agent calls per month
             Level Two: 300 live agent calls and 200 VRU calls per month
             (and the additional services noted below under the headings "Periphonics Interactive Voice Response Support" and "ACS" shall be provided)
      Respond to shareholder questions regarding the fund family
      Respond to shareholder account inquiries
      Respond to shareholder questions regarding financial statements and performance information
      Submit shareholder requests for literature (only if client chooses ACS for fulfillment tracking)
      Provide 2 monthly standard management reports on statistics around inbound shareholder calls (Stats, is_cp)
      Conduct routine Q/A testing on all shareholder services representatives Coordinate set-up of toll free lines, call prompter services, and consultation on best practices around call prompters

      If, in any given month, the Trust's assets (meaning average daily net assets for the month) equal or exceed $150 million or the Administrator handles 500 telephone calls (whether via live agent or VRU), the Trust shall, beginning in the next successive month and thereafter automatically begin to receive telephone support services denoted as "Level 2." Thereafter, the number of investor service calls provided by the Administrator will vary monthly in accordance with the Trust's asset level as at the end of the prior month, provided that the investor services will not return to Level 1 once Level 2 has been established. For every incremental $25 million in Trust assets (above a base level of $150 million, e.g., $175 million, $200 million, et seq.) as at the end of a particular month, the Trust shall be entitled to an additional 300 live agent calls and 200 VRU calls for the subsequent month. For the avoidance of doubt, a reduction in Trust assets below the incremental amounts established above (e.g., $200 million, $175 million, etc.) will result in the reduction in the number of investor service calls provided by the Administrator in the following month.

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PERIPHONICS INTERACTIVE VOICE RESPONSE SUPPORT (VRU) (LEVEL 2 ONLY - SEE
"INVESTOR SERVICES")

      Coordinate establishment of selected IVR model (priceline, price & performance, or full service)
      Receive financial data from named administrator / accountant Coordinate initial scripting services, in English
      Coordinate scripting changes, up to 4 per year
      Oversee maintenance and ongoing programming of the service as required Provide monthly usage reports to management

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E-MAIL RESPONSE SUPPORT

      Receive inbound email into messaging database and generate auto-response verifying receipt.
      Assess and categorize each inbound email request or question.
      Process appropriate response, to include both "canned" and "free form" responses.
      Provide response team consisting of NASD-licensed reps.
      Submit requests for literature (only if client chooses ACS for fulfillment tracking and MaxWeb website template)
      Provide standard management reports on statistics around demographics, response rates, and standards.
      Provide Q/A review of response, conducted by licensed Principal.
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                                       14

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ACS (LEVEL 2 ONLY - SEE "INVESTOR SERVICES" ABOVE)

      Coordinate conversion of client onto ACS system.
      Populate ACS database with profile identifiers (class codes, channel codes, phone types, etc.). Code funds as production or non-production based on the client's needs. Provide quality control over database content.
      Consult on troubleshooting issues; provide client-servicing aspect of ACS' system.
      Facilitate coordination with ACS for client-specific mandatory fields and additional enhancements.

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FULFILLMENT SERVICES (BY R.R. DONNELLY)

      Coordinate reduced-rate pricing with preferred provider
      Oversee fulfillment vendor and coordinate for best practices Assign inventory codes and conduct inventory management
      Review and approve bills
      Provide "best practices" advice for minimizing fulfillment costs

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PROXY COORDINATION

      Conduct preliminary evaluation of distribution channels prior to record date.
      Make recommendations for critical dates based on operational needs. Notify client of any potential issues.
      Coordinate with proxy's master tabulator to distribute material (up to 4 components) and track shareholder responses.
      Notify Transfer Agent and ADP beneficial to capture record date data. Determine registered and ADP beneficial print quantities.
      Manage telephone solicitation vendor if necessary.
      Forward voting results from tabulator, weekly up to 2 weeks out and then daily until meeting date.

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S/H TAX COMMUNICATIONS (WITH DST AS TRANSFER AGENT)

      Facilitate communications with Transfer Agent during planning stages Quality check fund profile forms prior to submission to the Transfer Agent Coordinate completion, review, and approval of special shareholder tax inserts Coordinate printing and delivery of special shareholder tax inserts for fund direct shareholders
      Provide single copy of special shareholder tax insert to client or other interested party
      Conduct on-site quality check to ensure that inserts are included with proper tax forms

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S/H STATEMENTS (WITH DST AS TRANSFER AGENT & OTI AS PRINT VENDOR)

      Provide basic statement platform options and processing at pre-determined discounted rate
      Review copies of live statements for aesthetic accuracy when changes are made
      Coordinate messages and inserts on statements
      Conduct monthly quality assurance checks off-site for statement data and aesthetics
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CAUSEWAY CAPITAL MANAGEMENT TRUST        SEI INVESTMENTS MUTUAL FUNDS SERVICES



By: /s/ Turner Swan                       By: /s/ William E. Zitelli
   --------------------                      ----------------------
Name:  Turner Swan                           Name:  William E. Zitelli

Title: President and Secretary               Title: Vice President

                                   SCHEDULE C
                         TO THE ADMINISTRATION AGREEMENT
                         DATED AS OF SEPTEMBER 20, 2001
                                     BETWEEN
                        CAUSEWAY CAPITAL MANAGEMENT TRUST
                                       AND
                      SEI INVESTMENTS MUTUAL FUNDS SERVICES

Fees: Pursuant to Article 4, Trust shall pay the Administrator the following fees, calculated based upon the aggregate average daily net assets ("assets") of the Trust:

            0.15% of the assets not exceeding $250 million;
            0.125% of the assets exceeding $250 million but not exceeding
               $500 million;
            0.10% of the assets exceeding $500 million but not exceeding
               $1 billion; and
            0.07% of the assets exceeding $1 billion

            This fee schedule is subject to a minimum annual fee of $165,000 for all Portfolios and classes in existence as of the effective date of this Agreement. The minimum annual fee shall be increased $80,000 for each Portfolio created after the effective date of this Agreement. In addition, the minimum annual fee shall be increased $20,000 for each new class added to a Portfolio of the Trust after the effective date of this Agreement, as well as for each class in excess of two (2) for new Portfolios added after the effective date of this Agreement.

Fee Adjustments:

            The asset based and minimum annual fees include telephone support services denoted "Level 1" as described in Schedule B under the heading "Investor Services." Beginning with the first month that the Trust begins receiving telephone support services denoted "Level 2," the minimum annual fee shall increase to $215,000.

            In addition to the foregoing, telephone support service provided by the Administrator in excess of the number of (i) live agent telephone calls described for a particular service level shall be assessed at a charge of $6.50 per call, and (ii) VRU calls described for a particular service level shall be assessed at a charge of $0.75 per call.

            Each e-mail handled pursuant to the email-support services described in Schedule B under the heading "E-mail Response Support" shall be assessed at a charge of $12.00.


Term: This Agreement shall become effective on the effective date the Trust's registration statement and shall remain in effect for a period of five years from such date

            ("Initial Term") and, thereafter, for successive terms of one year each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.

Misc.: Trust acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event the Funds have not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

CAUSEWAY CAPITAL MANAGEMENT TRUST   SEI INVESTMENTS MUTUAL FUNDS SERVICES


By: /s/ Turner Swan                          By: /s/ William E. Zitelli
    ________________________                     _________________________
Name:  Turner Swan                               Name:  William E. Zitelli
Title: President and Secretary                   Title: Vice President